Exhibit 10.1
SEPARATION AGREEMENT AND GENERAL RELEASE
     THIS SEPARATION AGREEMENT AND GENERAL RELEASE (the “Agreement”) is made and entered into this 12th day of May, 2008 (the “Agreement Date”), between JAMES E. ILLSON (the “Executive”) and BELL MICROPRODUCTS INC., a California corporation (together with its predecessors and its successors and assigns, the “Company”).
W I T N E S S E T H:
     WHEREAS, Executive is currently employed by the Company;
     WHEREAS, the Company and Executive (the “Parties”) desire to set forth the terms on which Executive is ending his employment with the Company; and
     WHEREAS, the Parties have negotiated and agreed to a final settlement of their respective rights, obligations and liabilities.
     NOW THEREFORE, in consideration of the promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties agree as follows:
     1. Resignation. Executive acknowledges and agrees that, effective as of the Effective Date (as defined in Section 21) (the “Status Change Date”), Executive hereby voluntarily resigns his position as an executive officer of the Company, including his position as Chief Operating Officer and President – Americas, as well as any other positions (including officer and directorships) with other entities that are affiliated with the Company (“Affiliated Entities”). Executive agrees to execute any documents that may be necessary or appropriate to effect or to memorialize any resignations from the Company or its affiliates as contemplated by this Agreement. Until the Termination Date (as defined below), Executive shall continue to devote his skills and abilities to the Company on a full time regular basis.
     2. All Sums Paid. Other than as expressly set forth in this Agreement, and the payment of base salary between the Agreement Date and Termination Date, and for accrued vacation and outstanding reimbursable expenses, Executive acknowledges and agrees that all sums, other than that which is specifically set forth in this Agreement, have been paid to Executive, in full.
     3. Change In Status. From and after the Status Change Date, until the Termination Date, Executive shall remain employed by the Company, at a base annual salary of $465,000.00, paid semimonthly, less any statutory withholdings and deductions, in the role of “Consultant to the Chief Executive Officer” reporting directly to the Company’s Chief Executive Officer. Executive’s employment as “Consultant to the Chief Executive Officer” shall end on August 19, 2008 (the “Termination Date”).

     3.1 Severance Payment. From and after May 15, 2008, should this Agreement become effective as set forth in Paragraph 21 hereof, Executive shall be paid an amount, at an annualized rate of $465,000.00, paid semimonthly, less any and all statutory withholding and deductions as may be required by law or as authorized by Executive, through and including December 31, 2008. In addition, on or before December 31, 2008, Executive shall be paid a lump sum payment of $174,375.00, less any and all statutory withholding and deductions.
     3.2 Stock Rights. Executive will not be eligible to receive any further stock option or restricted stock unit grants after the Status Change Date. However, existing stock option and restricted stock unit grants will continue to vest as provided in Section 4.
     3.3 Benefit Plans. Executive and Executive’s dependents shall continue to be covered by the Company’s group health benefit plans, at the Company’s expense, except for the Executive-paid portion of such premiums, until the Termination Date, to the same extent Executive and Executive’s dependents were covered by said plans as of the Agreement Date. If Executive desires to continue available coverage, pursuant to COBRA, after the Termination Date, Executive may do so. Company agrees to pay Executive’s COBRA expense until Executive finds employment providing comparable health benefits, or August 31, 2009, whichever occurs first; thereafter, COBRA coverage shall be at Executive’s own expense. Executive understands and agrees that he must timely complete a COBRA application in order to receive the extension of health benefits beyond the Termination Date.
     3.4 Survivor Benefit Plan. Executive has a survivor benefit plan, dated December 8, 2002, which pays a survivor benefit if Executive dies while employed. Such benefit shall terminate as of the Termination Date.
     3.5 Incentive Bonus Plans and Other Benefits. On or before June 15, 2008, Executive will be paid a lump sum payment in the amount of $139,237.00, less statutory withholding and deductions, representing the earned incentive plan payment for 2007, and a lump sum payment in the amount of $50,000.00, less statutory withholding and deductions, representing the earned incentive plan payment for 2008. Executive may be eligible for additional compensation, if in the sole judgment of the Company, Executive earned incentive payments based on financial metrics achieved in 2006 and 2007. Executive shall have no right to contest the determination of the Company as to the amount owed, which may be zero, or when it is paid; provided that Executive may review the basis of the Company’s calculations and further provided that such determination and date of payment (if any) will be consistently made for Executive, the Chief Executive Officer and the Senior Vice President, Human Resources. Executive is entitled to no other incentive or bonus plan payments and will no longer be eligible to participate in any bonus or management incentive program after the Status Change Date. Executive will not be entitled to any other compensation or benefits after the Termination Date, other than what is specifically set forth in this Section 3. Executive’s car allowance and vacation accrual will be terminated effective as of the Termination Date.

     4. Outstanding Stock Rights. Executive acknowledges that he holds the stock options and restricted stock units (the “Stock Rights”) set forth on Exhibit A attached hereto and incorporated herein by this reference. Executive acknowledges and agrees that he has no other options, stock units, or other rights received from the Company to purchase any stock or securities of the Company or any affiliate thereof (collectively, the “Issuers”). Executive’s outstanding Stock Rights will continue to vest through the date Executive ceases to be a Service Provider as defined in the Stock Option Plan under which such stock rights were granted and will continue to be governed by the agreements under which such Stock Rights were granted. Executive acknowledges and agrees that he does not enter into this Agreement on the basis of or in reliance in any way on any representation or assurance of any Issuer or any officer, director, Executive or agent of any Issuer regarding the current or future value of his Stock Rights or of any stock or securities of any Issuer. Executive also understands and agrees that the Company must be current in its filings with the Securities and Exchange Commission (“SEC”) and have effective registration statements covering the issuance of shares issuable upon the exercise of stock options prior to Executive exercising any such options, unless an exemption from said requirements is available under the Securities Act of 1933 and applicable state securities laws. If the Company becomes current in its filings with the SEC during the term of this Agreement or the concurrently executed Consultant Agreement, the Company will promptly file any necessary registration statements relating to options issued to Executive. In the event that the Company does not have registration statements in effect on or before the expiration of the Stock Rights, Executive understands that he will be able to exercise the Stock Rights if an exemption from registration is available, but will be unable to sell the shares issued upon such exercise except pursuant to an exemption from registration covering such resale. Executive acknowledges that, if the Stock Rights are exercised without an effective registration statement covering the issuance of shares upon exercise of such Stock Rights, the Company will include on its stock records, and on any certificates representing such shares, legends restricting the transfer of such shares except in compliance with the Securities Act of 1933 and applicable state securities laws. To the extent such Stock Rights are not exercised, they will expire without any further compensation paid to Executive.
     5. Complete Release.
     (a) Except for the rights created by this Agreement and the Consultant Agreement concurrently executed, Executive, for himself, and his heirs, executors, administrators, assigns, successors, agents, and representatives, hereby irrevocably and unconditionally releases and forever discharges the Company, and each and all of its heirs, executors, administrators, successors, assigns, predecessors, owners, shareholders, agents, representatives, employees, consultants, insurers, officers, directors, attorneys, accountants, auditors, affiliates, joint ventures, partners, and corporate parents, subsidiaries, and divisions (referred to herein collectively as the “Related Entities”) from any and all liabilities, claims, demands, contracts, debts, obligations and causes of action of every nature, character and description, known or unknown, vested or contingent, ascertained or unascertained, suspected or unsuspected, existing or claimed to exist, in law, admiralty, or equity, under any theory of the law, whether common, constitutional, statutory, or otherwise, in any jurisdiction, foreign or domestic, which Executive now owns or holds, or has at any time heretofore owned or held, whether asserted on an individual or class action basis, by reason of any matter, cause or thing occurred, done, omitted or suffered to be done from the beginning of the world to the day of the Agreement Date, including, without limitation:
     (i) Executive’s employment relationship with the Company (and any Related Entity), including employment through the Termination Date;
     (ii) the termination of Executive’s employment with the Company (or any Related Entity), including Executive’s voluntary resignation as an executive officer of the Company; and
     (iii) Executive’s right to salary, wages, earnings, benefits, or to purchase shares of stock of the Company, except as specifically set forth in this Agreement, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law.
     (b) Executive acknowledges that the release contained in this Agreement includes, but is not limited to, a release of all claims Executive may have under all state, federal and local laws pertaining to discrimination, harassment, the California or other applicable state Labor Code, family and medical leave laws, wage and hour laws, disability laws, civil rights laws, as well as laws pertaining to claims of or for emotional distress, defamation, breach of contract, express or implied, breach of the covenant of good faith and fair dealing, express or implied, any tort (whether intentional or negligent, including claims arising out of the negligence or gross negligence of the Company or any Related Entity and claims of express or implied past defamation by the Company or any Related Entity), termination in violation of public policy, promissory estoppel, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contact or prospective economic advantage, unfair business practices, libel, slander, negligence, personal injury, assault, battery, invasion of privacy, false imprisonment, conversion, as well as equal pay laws and laws pertaining to wrongful discharge, including, without limitation, the Equal Pay Act, the Occupational Safety and Health Act, Title VII of the Civil Rights Act of 1964, Sections 1981 through 1988 of the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, the Fair Labor Standards Act and its state and local counterparts, claims of discrimination under the Employee Retirement Income Security Act, the Worker Adjustment and Retraining Notification Act, the Older Workers Benefit Protection Act, the Family and Medical Leave Act, the Rehabilitation Act of 1973, Executive Order 11246 and any other executive order, the Uniform Services Employment and Reemployment Rights Act, the Immigration Reform Control Act, the California Family Rights Act, and the California Fair Employment and Housing Act, all as amended.
     It is expressly understood by Executive that among the various rights and claims being waived in this release are those arising under the Age Discrimination in Employment Act of 1967, and that this waiver and release is knowing and voluntary. Executive understands that rights or claims under this law that may arise after the date this Agreement is executed by him are not waived. Executive acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled.
     (c) Executive understands and agrees that if, hereafter, Executive discovers facts different from or in addition to those which Executive now knows or believes to be true, that the waivers and releases of this Agreement shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of such fact. Executive further agrees that Executive fully and forever waives any and all rights and benefits that may be conferred upon Executive by the provisions of Section 1542 of the Civil Code of the State of California, or any other similar federal, state, or local law, which states as follows:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”
     (d) Notwithstanding the above, Executive and the Company do not intend to release claims that Executive may not release as a matter of law, including, but not limited to, the Company’s obligations, if any, to indemnify Executive pursuant to this Agreement and/or the Company’s Bylaws.
     (e) The provisions of this Section 5 shall survive the termination or expiration of this Agreement for any reason.
     6. Cooperation. Executive agrees, upon reasonable request of the Company, to cooperate with and provide reasonable assistance to the Company in connection with any claims, lawsuits, investigations, or proceedings that may be anticipated or threatened arising out of matters within Executive’s knowledge. Such cooperation and assistance shall include providing true and accurate information or documents or testimony as may be reasonably requested by the Company. Executive shall be entitled to reimbursement for Expenses incurred in so cooperating. In the event the Executive is made aware of any issue or matter or proceeding related to the Company and is asked by a third party to provide information related to the Company, Executive to the extent permitted by applicable law will notify the Company in order to give the Company a reasonable opportunity to respond and/or participate in such issue or matter or proceeding; provided, however, that nothing in this Agreement shall limit, restrict or interfere with Executive exercising his legal rights nor shall compliance with law including responding to a subpoena or other process be considered a violation of this provision.
     7. Employment Agreements. Executive acknowledges and agrees that the Executive Employment and Non-Compete Agreement, dated August 13, 2002 (the “Employment Agreement”), is hereby terminated and is no longer in effect. Executive further acknowledges and agrees that any Management Retention Agreement entered into by and between Executive and Company is hereby terminated. Executive and the Company agree to simultaneously execute a Consultant Agreement. There are no other agreements between Executive and Company.

     8. No Solicitation. Executive agrees that until April 30, 2010, Executive will not, on Executive’s own behalf, or on behalf of any other person or entity, directly or indirectly, solicit, or attempt to solicit, any employee of the Company, including any subsidiary, to leave or terminate his or her employment, or to work for any other person or entity.
     9. Legal Fees. The Company agrees to pay on behalf of Executive any legal fees incurred in the negotiation of this Agreement, to a maximum of $35,000.00.
     10. Confidentiality. Executive shall not directly or indirectly use or disclose any trade secret, proprietary or confidential information of the Company, or any subsidiary, for the benefit of any person or entity other than the Company without prior written approval of the Company’s Chief Executive Officer. For purposes of this Agreement, in addition to all materials and information protected by applicable statute or law, the parties acknowledge that confidential information shall include any information relating to the Company or any subsidiary, whether in print, on computer disc or tape or otherwise, which is non-public information not generally known by individuals outside the Company or any subsidiary, including, but not limited to, information relating to research, development, technology, and/or processes; marketing, purchasing, sales, and/or servicing information, techniques, plans, proposals or reports; all financial information, reports and statements; information relating to sales and other financial strategies, plans and/or goals; information relating to proprietary rights and data, ideas, know-how, inventions, and/or trade secrets; information regarding current or potential clients or customers, client or customer lists and other client or customer information; information regarding active and inactive accounts of the Company or any subsidiary; information relating to vendors, licensors or licensees of the Company or any subsidiary; information provided by a client or vendor; personnel or employee information; and information relating to the Company’s or any subsidiary’s methods of operation.
     11. Return of Property. Other than that Company information which is necessary for Executive to retain to perform the Services under the Consultant Agreement, such as his laptop computer, Executive confirms that he has delivered to the Company, or will deliver prior to the Termination Date, all documents and data of any nature containing or pertaining to proprietary or confidential information and that he will not retain in his possession, custody, or control any such documents or data, or any reproduction thereof.
     12. Indemnification.
     (a) General.
     (i) For purposes of this Section 12, “Proceeding” means any threatened, pending or completed suit, action or proceeding, whether civil, criminal, administrative or investigative.
     (ii) As used in this Agreement, the term “Expenses” shall include, without limitation, damages, losses, judgments, liabilities, fines, penalties, settlements, and costs,

attorneys’ fees, accountants’ fees, and disbursements and costs of attachment or similar bonds, and any expenses of establishing a right to indemnification under this Agreement.
     (b) The Company agrees that if Executive is a party, is made a party or is threatened to be made a party to any Proceeding brought by a third party (excluding any derivative action brought on behalf of or in the right of the Company) or any governmental agency or body, by reason of the fact that Executive is or was an employee, director or officer of the Company or any Affiliated Entity or is or was serving at the request of the Company or any Affiliated Entity as a trustee, director, officer, member, employee or agent of another corporation or a partnership, joint venture, trust or other enterprise, including, without limitation, service with respect to employee benefit plans, whether or not the basis of such Proceeding is alleged action in an official capacity as a trustee, director, officer, member, employee or agent while serving as a trustee, director, officer, member, employee or agent, Executive shall be indemnified and held harmless by the Company, against all Expenses incurred or suffered by Executive in connection with such Proceeding.
     (c) The Company agrees that if Executive is a party, is made a party or is threatened to be made a party to any proceeding brought by the Company, an Affiliated Entity, the Board of Directors of the Company or any committee of the Board of Directors of the Company (including any derivative action brought on behalf of or in the right of the Company), by reason of the fact that Executive is or was an employee, director or officer the Company or any Affiliated Entity or is or was serving at the request of the Company or any Affiliated Entity as a trustee, director, officer, member, employee or agent of another corporation or a partnership, joint venture, trust or other enterprise, including without, limitation, service with respect to employee benefit plans, whether or not the basis of such Proceeding is alleged action in an official capacity as a trustee, director, officer, member, employee or agent while serving as a trustee, director, officer, member, employee or agent, Executive shall be indemnified and held harmless by the Company, against all Defense Expenses incurred or suffered by Executive in connection with such Proceeding. For purposes of this Section 12(c), Defense Expenses shall mean reasonable fees, expenses, and costs of attorneys and accountants in defending himself against any such Proceeding, but shall not include the amount of any damages, losses, liabilities, fines, penalties, or settlements incurred by Executive in connection with any such Proceeding.
     (d) The indemnification and other provisions of this Section 12 shall continue as to Executive even if Executive has ceased to be an officer, director, trustee or agent, or is no longer employed by the Company and shall inure to the benefit of his heirs, executors and administrators. Executive shall be free to select professional counsel of his choice should he continue to be or be made a party to an actual or threatened Proceeding as contemplated herein.
     (e) Advances of Expenses and/or Defense Expenses. Expenses or Defense Expenses, as applicable, incurred by Executive in connection with any Proceeding shall be paid by the Company in advance upon request of Executive that the Company pay such Expenses or Defense Expenses, as applicable; but, only in the event that Executive shall have delivered in writing to the Company (i) an undertaking to repay such amount to the Company if it is ultimately determined by final determination of a court of competent jurisdiction, all appeals having been exhausted or waived, that Executive is not entitled to be so indemnified, and (ii) a representation that, with respect to the matter that is the subject of the Proceeding, Executive acted in good faith and in a manner that Executive reasonably believed was in the best interest of the Company and, if the Proceeding is a criminal proceeding, that Executive had no reasonable cause to believe that his conduct was unlawful.
     (f) Notice of Claim. Executive shall give to the Company written notice of any claim made against him for which indemnification will or could be sought under this Agreement promptly after Executive receives notice that a claim may exist. In addition, Executive shall give the Company such information and cooperation as it may reasonably require and as shall be within Executive’s power and at such times and places as are reasonably convenient for Executive.
     (g) Defense of Claim. With respect to any action or suit as to which Executive promptly notifies the Company in writing of the commencement thereof:
     (i) The Company will be entitled to participate therein at its own expense; and
     (ii) Except as otherwise provided below, subject to Executive’s written agreement, which shall not be unreasonably withheld, the Company will be entitled to assume the defense thereof, with counsel reasonably satisfactory to Executive, which in the Company’s sole discretion may be regular counsel to the Company and may be counsel to other officers and directors of the Company or any Affiliated Entities. Executive also shall have the right to employ his own counsel in such action or suit if he reasonably concludes that failure to do so would involve a conflict of interest between the Company and Executive, and under such circumstances the fees and expenses of such counsel shall be an Expense or Defense Expense, as applicable, under this indemnification; and
     (h) Settlement of Claim. With respect to any Proceeding as to which Executive promptly notifies the Company in writing of the commencement thereof, the Company shall not be liable to indemnify Executive under this Agreement for any amounts paid in settlement of any Proceeding effected without its written consent. The Company shall not settle any Proceeding in any manner which would impose any penalty or limitation on Executive without Executive’s written consent. Neither the Company nor Executive will unreasonably withhold or delay their consent to any proposed settlement.
     (i) Non-exclusivity. The right to indemnification and the payment of Expenses or Defense Expenses, as applicable, incurred in defending a Proceeding in advance of its final disposition conferred in this Section 12 shall not be exclusive of any other right which Executive may have or hereafter may acquire under any statute, provision of the declaration of trust or certificate of incorporation or by-laws of the Company or any Affiliated Entities, agreement, policies of insurance, vote of shareholders or disinterested directors or trustees or otherwise.
     (j) Survival and No Conditions Precedent. This Section 12 and the indemnification provisions herein is not subject to the release contained in Section 5 hereof, and shall survive termination of this Agreement. Payment is not a condition precedent to the indemnification provisions of this Section 12.
     13. Governing Law. This Agreement is entered into in the State of California and shall be construed and interpreted in accordance with the laws of the State of California, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of any other jurisdiction. The Parties agree that the exclusive venue for the resolution of any disputes under this Agreement shall reside solely in the state and federal courts sitting in the County of Santa Clara.
     14. Filing of this Agreement. Executive and the Company both acknowledge that the disclosure rules promulgated by the United States Securities & Exchange Commission require that this Agreement be publicly disclosed. The Company undertakes the obligation to file this Agreement within the time required by law.
     15. Further Actions.
          (a) To the fullest extent permitted by law, Executive, for himself, and his heirs, executors, administrators, assigns and successors, covenants not to sue or otherwise institute or cause to be instituted or in any way actively participate in or voluntarily assist in (except at the Company’s request or as provided by law) the prosecution of any legal or administrative proceedings against the Company and/or any of the Related Entities with respect to any matter arising out of or relating to any liabilities, claims, demands, contracts, debts, obligations and causes of action released hereunder. Furthermore, Executive represents that he currently has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any of the Related Entities.
          (b) Nothing in this Agreement shall prohibit Executive from filing a charge or complaint with a governmental agency such as, but not limited to, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor, the California Department of Fair Employment and Housing, or other applicable state agency. However, Executive acknowledges that by this Agreement he waives any ability to further collect, directly or indirectly, any monetary or non-monetary award based on any conduct or omissions against the Company or any of the Related Entities.
          (c) Nothing in this Agreement shall prohibit or impair Executive or the Company from complying with all applicable laws, nor shall this Agreement be construed to obligate either Party to commit (or aid or abet in the commission of) any unlawful act.
     16. No Admission of Liability. Executive and the Company both acknowledge and agree that this is a compromise settlement of the hereinabove mentioned dealings and disputes, which is not in any respect to be deemed, construed, or treated as an admission or a concession of any liability or wrongdoing whatsoever by either party for any purpose whatsoever.
     17. Non-Disparagement. Executive and the Company agree that, except as may be required by law or court order, neither Party will, directly or indirectly, make any statement, oral or written, or perform any act or omission, which is or could be detrimental, disparaging, or defamatory in any material respect to the reputation or goodwill of the other Party or the other Party’s Related Entities. The Parties agree that truthful statements made in connection with legal proceedings will not violate this provision.
     18. Severability. If any term, clause or provision of this Agreement is construed to be or adjudged invalid, void or unenforceable, such term, clause or provision will be construed as severed from this Agreement, and the remaining terms, clauses and provisions will remain in full force and effect.
     19. Entire Agreement. This Agreement, together with the Consultant Agreement concurrently executed by the Parties, constitutes the entire understanding of the Parties with respect to the subject matter hereof and supersedes any and all prior, contemporaneous or subsequent statements, representations, agreements or understandings, whether oral or written, between the Parties with respect hereto. This Agreement shall inure to the benefit of the executors, administrators, heirs, successors and assigns of the Parties hereto. In the event of the death of Executive prior to December 31, 2008, the Company will make the payments to Executive called for in this Agreement to the Executive’s estate, as if this Agreement had been fully performed by Executive. The terms of this Agreement may only be modified by a written instrument signed by Executive and an authorized officer of the Company.
     20. Execution. For this Agreement to be effective, Executive must sign and date it on the last page hereof, and return the executed original to the undersigned representative of the Company, no later than the close of business on the date twenty-one (21) days after the Agreement Date, or this Agreement will be deemed rescinded by the Company, and thereafter void for all purposes.
     21. Rescission Period. Executive understands that he has a full seven (7) days following his execution and delivery of this Agreement to the Company to revoke his consent to this Agreement by notifying the undersigned representative of the Company, of such revocation, in writing, within that seven (7) day period. This Agreement shall not be effective or enforceable until the seven (7) day revocation period has expired (the “Effective Date”) and, notwithstanding any other provision of this Agreement, no payments shall be made pursuant to this Agreement until after the Effective Date. In the event that Executive revokes this Agreement prior to the Effective Date, the Agreement shall be deemed void and neither party shall have any obligation hereunder, including the Company’s obligation to pay the amounts described herein.
     22. Notices. All notices, requests, demands, and other communications called for hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally, (b) one day after being sent overnight by a well established commercial overnight service, or (c) four days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the Parties or their successors at the following addresses, or at such other addresses as the Parties may later designate in writing:

To the Company:	Bell Microproducts Inc. 1941 Ringwood Avenue San José, California 95131-1721 Attn: General Counsel

To Executive:	[ ]

with a copy to:	Mr. Martin J. Foley Sonnenschein Nath & Rosenthal LLP 601 S. Figueroa St., Ste. 2500 Los Angeles, California 90017-5704
[Remainder of Page Intentionally Left Blank]

     23. Opportunity to Consult Counsel. Executive hereby acknowledges that he has read and understands the foregoing Agreement and is being given the opportunity to consider this Agreement for up to a full twenty-one (21) days from his receipt of this Agreement. Executive is advised to consult with an attorney of his own choosing before signing this Agreement. Executive may execute this Agreement at any time prior to the expiration of the twenty-one (21) day period and that if he does so, he does so voluntarily, without any threat or coercion from anyone, knowing that he is waiving his statutory right to consider this Agreement for a full twenty-one (21) days.
BY SIGNING AND DELIVERING THIS AGREEMENT, EXECUTIVE STATES:
     a. HE HAS READ IT AND UNDERSTANDS IT AND HAS AT LEAST TWENTY-ONE (21) DAYS TO CONSIDER IT AND A PERIOD OF SEVEN (7) DAYS AFTER EXECUTING IT TO REVOKE IT;
     b. HE AGREES WITH IT AND IS AWARE THAT HE IS GIVING UP IMPORTANT RIGHTS, INCLUDING RIGHTS PROVIDED BY THE OLDER WORKERS BENEFIT PROTECTION ACT, FOR CONSIDERATION TO WHICH HE WAS NOT ALREADY OTHERWISE ENTITLED;
     c. HE WAS ADVISED TO, AND IS AWARE OF HIS RIGHT TO CONSULT WITH AN ATTORNEY BEFORE SIGNING IT; AND
     d. HE HAS SIGNED IT KNOWINGLY AND VOLUNTARILY.
     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date affixed to their signatures below.

EXECUTIVE:	BELL MICROPRODUCTS INC.

/s/ James E. Illson JAMES E. ILLSON	By:	/s/ Richard J. Jacquet RICHARD J. JACQUET Senior Vice President, Human Resources

Dated: June 4, 2008	Dated: June 3, 2008

Exhibit A

FINANCE4- AWARDS UPDATED- ISO TO NQ
Personnel Grant Status	ID: 94-3057566 1941 RINGWOOD AVENUE
SAN JOSE, CA 95131
AS OF 4/28/2008
JAMES ILLSON
AWARDS

	Grant										Next Deferral
Number	Date	Plan	Type	Granted	Price	Released	Vested	Cancelled	Unvested	Deferred	Release Date
RS001014	8/9/2004	98	RSU	40,000.00	$0.0000	30,000.00	30,000.00	0.00	10,000.00	0.00
RS001058	5/17/2005	98	RSU	50,000.00	$0.0000	25,000.00	25,000.00	0.00	25,000.00	0.00

				90,000.00		55,000.00	55,000.00	0.00	35,000.00	0.00
STOCK OPTIONS

	Grant
Number	Date	Plan	Type	Granted	Price	Exercised	Vested	Cancelled	Unvested	Outstanding	Exercisable
00000700	8/13/2002	2000	NQ	250,000.00	$3.9000	18,000.00	250,000.00	0.00	0.00	232,000.00	0.00
00000739	5/22/2003	98	ISO	50,000.00	$4.1200	0.00	50,000.00	0.00	0.00	50,000.00	0.00
00000977	2/19/2004	98	NQ	25,000.00	$10.0000	0.00	25,000.00	0.00	0.00	25,000.00	0.00
00001012	8/9/2004	98	ISO	36,476.00	$6.7300	0.00	21,618.00	0.00	14,858.00	36,476.00	0.00
00001013	8/9/2004	98	NQ	23,524.00	$6.7300	0.00	23,382.00	0.00	142.00	23,524.00	0.00
00001067	8/3/2005	98	NQ	16,000.00	$10.2800	0.00	16,000.00	0.00	0.00	16,000.00	0.00
00001105	3/21/2006	98	NQ	25,000.00	$6.3200	0.00	12,500.00	0.00	12,500.00	25,000.00	0.00

				426,000.00		18,000.00	398,500.00	0.00	27,500.00	408,000.00	0.00
Information Currently on File

Tax	Rate %	Option Broker	Registration	Alternate Address